Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

June 30, 2010

The balances in the sub-accounts on deposit with the trustee as of the above date were:

	Series 2003-1	Series 2004-1
General Sub-Account	$21,687,306.47	$15,417,820.67
Capital Sub-Account	$2,500,381.39	$3,948,891.42
Overcollateralization Sub-Account	$457,553.95	$1,974,459.32
Reserve Sub-Account	$1.48	$2,460,365.07

REP Deposit Account * $5,002,164.83

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.